Exhibit (i)(2)

Chicago New York Washington, DC London San Francisco Los Angeles Singapore vedderprice.com

December 13, 2017

Steward Funds, Inc.

Steward Large Cap Enhanced Index Fund

Steward Small-Mid Cap Enhanced Index Fund

Steward International Enhanced Index Fund

Steward Select Bond Fund

Steward Global Equity Income Fund

Steward Covered Call Income Fund

3700 W. Sam Houston Parkway South, Suite 250

Houston, Texas 77042

Ladies and Gentlemen:

We have acted as counsel to Steward Funds, Inc., a Maryland corporation (the “Corporation”), in connection with the filing with the Securities and Exchange Commission (“SEC”) of Post-Effective Amendment No. 108 to the Corporation’s Registration Statement on Form N-1A (the “Post-Effective Amendment”) registering an indefinite number of shares of common stock, $0.001 par value per share, of the Corporation under the Securities Act of 1933, as amended (the “1933 Act”). An aggregate of four hundred million (400,000,000) of such shares have been authorized for issuance by the Corporation (the “Authorized Shares”), of which four hundred million (400,000,000) of such shares (the “Shares”) have been classified and designated by the Corporation as the following series (each such series, a “Fund” and collectively, the “Funds”) and classes (each a “Class”) of such Funds:

(a) 67,000,000 Shares are classified and designated as Steward Large Cap Enhanced Index Fund, which Shares are further classified and designated into the following classes: (i) 16,000,000 as Steward Large Cap Enhanced Index Fund Class A Shares, (ii) 15,000,000 as Steward Large Cap Enhanced Index Fund Class C Shares, (iii) 16,000,000 as Steward Large Cap Enhanced Index Fund Class K Shares and (iv) 20,000,000 as Steward Large Cap Enhanced Index Fund Institutional Class Shares;

(b) 67,000,000 Shares are classified and designated as Steward Small-Mid Cap Enhanced Index Fund, which Shares are further classified and designated into the following classes: (i) 16,000,000 as Steward Small-Mid Cap Enhanced Index Fund Class A Shares, (ii) 15,000,000 as Steward Small-Mid Cap Enhanced Index Fund Class C Shares, (iii) 16,000,000 as Steward Small-Mid Cap Enhanced Index Fund Class K Shares and (iv) 20,000,000 as Steward Small-Mid Cap Enhanced Index Fund Institutional Class Shares;

Steward Funds, Inc.

December 13, 2017

(c) 67,000,000 Shares are classified and designated as Steward International Enhanced Index Fund, which Shares are further classified and designated into the following classes: (i) 16,000,000 as Steward International Enhanced Index Fund Class A Shares, (ii) 15,000,000 as Steward International Enhanced Index Fund Class C Shares, (iii) 16,000,000 as Steward International Enhanced Index Fund Class K Shares and (iv) 20,000,000 as Steward International Enhanced Index Fund Institutional Class Shares;

(d) 65,000,000 Shares are classified and designated as Steward Select Bond Fund, which Shares are further classified and designated into the following classes: (i) 16,000,000 as Steward Select Bond Fund Class A Shares, (ii) 13,000,000 as Steward Select Bond Fund Class C Shares, (iii) 16,000,000 as Steward Select Bond Fund Class K Shares and (iv) 20,000,000 as Steward Select Bond Fund Institutional Class Shares;

(e) 67,000,000 Shares are classified and designated as Steward Global Equity Income Fund, which Shares are further classified and designated into the following classes: (i) 16,000,000 as Steward Global Equity Income Fund Class A Shares, (ii) 15,000,000 as Steward Global Equity Income Fund Class C Shares, (iii) 16,000,000 as Steward Global Equity Income Fund Class K Shares and (iv) 20,000,000 as Steward Global Equity Income Fund Institutional Class Shares; and

(f) 67,000,000 Shares are classified and designated as Steward Covered Call Income Fund, which Shares are further classified and designated into the following classes: (i) 16,000,000 as Steward Covered Call Income Fund Class A Shares, (ii) 15,000,000 as Steward Covered Call Income Fund Class C Shares, (iii) 16,000,000 as Steward Covered Call Income Fund Class K Shares and (iv) 20,000,000 as Steward Covered Call Income Fund Institutional Class Shares.

You have requested our opinion as to the matters set forth below in connection with the filing of the Post-Effective Amendment. In connection with rendering this opinion, we have examined the Post-Effective Amendment, the Articles of Incorporation of the Corporation, as amended, the By-laws of the Corporation, the actions of the Corporation’s Board of Directors that authorized the approval of the foregoing documents, securities matters and the issuance of the Shares, and such other documents as we, in our professional opinion, have deemed necessary or appropriate as a basis for the opinion set forth below. In examining the documents referred to above, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of documents purporting to be originals and the conformity to originals of all documents submitted to us as copies. As to questions of fact material to our opinion, we have relied (without investigation or independent confirmation) upon the representations contained in the above-described documents and on certificates and other communications from public officials, officers and Directors of the Corporation.

Our opinion, as set forth herein, is based on the facts in existence on the date hereof, and is limited to the statutory laws and regulations (other than the conflict of law rules) of the State of Maryland as in effect on the date hereof, and that in our experience are normally applicable to the issuance of shares by registered investment companies organized as corporations under the laws of that state. We express no opinion with respect to any other laws or regulations.

Steward Funds, Inc.

December 13, 2017

Based upon and subject to the foregoing and the qualifications set forth below, and assuming that the number of Shares issued in each Class by each Fund does not exceed the number of Shares authorized for that Class, we are of the opinion that (a) the Authorized Shares to be issued pursuant to the Post-Effective Amendment have been duly authorized for issuance by the Corporation; and (b) when issued and paid for upon the terms provided in the Post-Effective Amendment, such Shares will be validly issued, fully paid and non-assessable.

This opinion is rendered solely for your use in connection with the filing of the Post-Effective Amendment. We hereby consent to the filing of this opinion with the SEC in connection with the Post-Effective Amendment. In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the SEC thereunder. Except as specifically authorized above in this paragraph, this opinion is not to be quoted in whole or in part or otherwise referred to, nor is it to be filed with any government agency or any other person, without, in each case, our prior written consent. This opinion is given to you as of the date hereof, and we assume no obligation to advise you of any change which may hereafter be brought to our attention. The opinions expressed herein are matters of professional judgment and are not a guarantee of result.

Very truly yours,

/s/ vEDDER PRICE P.C.

Vedder Price P.C.